AMENDMENT NO. 2

to

TRANSFER AGENT AND SHAREHOLER SERVICES Agreement

Between

THE FIRST WESTERN FUNDS Trust

and

Ultimus Fund Solutions, LLC

This Amendment No. 2 amends and revises the Transfer Agent and Shareholder Services Agreement, dated August 16, 2012, as amended July 1, 2018 (collectively, the “Agreement”), between The First Western Funds Trust (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”). Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties agree to amend the following sections of the Agreement to reflect the change to the name and the address of the Trust effective December 29, 2020, as set forth below:

1.	The first paragraph of the Agreement is deleted and amended to read as set forth below:

THIS AGREEMENT is made as of this 16th day of August, 2012, by and between The First Western Funds Trust, renamed F/m FUNDS TRUST (the “Trust”), an Ohio business trust having its principal place of business at 1875 Century Park East, Suite 960, Los Angeles, California 90067, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

2.	Section 19 of this Agreement is deleted and replaced with the following:

19.       NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at, 3050 K Street, N.W., Suite W-170, Washington, D.C. 20007, Attn: Alexander R. Morris; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: David James; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

3.	Schedule A of this Agreement is deleted and replaced with the following:

1

SCHEDULE A

TO THE TRANSFER AGENT AND

SHAREHOLDER SERVICES AGREEMENT

BETWEEN

F/M FUNDS TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Oakhurst Fixed Income Fund

Oakhurst Short Duration Bond Fund

Oakhurst Short Duration High Yield Credit Fund

The parties duly executed this Amendment as of December 29, 2020.

	F/m Funds Trust		Ultimus Fund Solutions, LLC
By:		By:
Name:	Alexander R. Morris	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer